Exhibit 19

GENELUX CORPORATION

INSIDER TRADING POLICY

Effective January 25, 2023

Introduction

During the course of your relationship with Genelux Corporation. (“Genelux”), you may receive material information that is not yet publicly available (“material nonpublic information”) about Genelux or other publicly traded companies that Genelux has business relationships with. Material nonpublic information may give you, or someone you pass that information on to, a leg up over others when deciding whether to buy, sell or otherwise transact in Genelux’s securities or the securities of another publicly traded company. This policy sets forth guidelines with respect to transactions in Genelux securities by our employees, directors and consultants and the other persons subject to this policy as described below.

Statement of Policy

It is the policy of Genelux that an employee, director or consultant of Genelux (or any other person subject to this policy) who is aware of material nonpublic information relating to Genelux may not, directly or indirectly:

1. engage in any transactions in Genelux’s securities (e.g., buying, selling or offering to buy or sell), except as otherwise specified under the heading “Exceptions to this Policy” below;

2. recommend, advise, procure or encourage the purchase or sale of any Genelux’s securities by another person;

3. disclose material nonpublic information to persons within Genelux whose jobs do not require them to have that information, or outside of Genelux to other persons, such as family, friends, business associates and investors, unless the disclosure is made in accordance with Genelux’s policies regarding the protection or authorized external disclosure of information regarding Genelux; or

4. assist anyone engaged in the above activities.

The prohibition against insider trading is absolute. It applies even if the decision to trade is not based on such material nonpublic information. It also applies to transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) and also to very small transactions. All that matters is whether you are aware of any material nonpublic information relating to Genelux at the time of the transaction.

The U.S. federal securities laws do not recognize any mitigating circumstances to insider trading. In addition, even the appearance of an improper transaction must be avoided to preserve Genelux’s reputation for adhering to the highest standards of conduct. In some circumstances, you may need to forgo a planned transaction even if you planned it before becoming aware of the material nonpublic information. So, even if you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting to trade, you must wait.

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It is also important to note that the laws prohibiting insider trading are not limited to trading by the insider alone; advising others to trade on the basis of material nonpublic information is illegal and squarely prohibited by this policy. Liability in such cases can extend both to the “tippee”—the person to whom the insider disclosed material nonpublic information—and to the “tipper,” the insider himself or herself. In such cases, you can be held liable for your own transactions, as well as the transactions by a tippee and even the transactions of a tippee’s tippee. For these and other reasons, it is the policy of Genelux that no employee, director or consultant of Genelux (or any other person subject to this policy) may either (a) recommend to another person that they buy, hold or sell Genelux’s securities at any time or (b) disclose material nonpublic information to persons within Genelux whose jobs do not require them to have that information, or outside of Genelux to other persons (unless the disclosure is made in accordance with Genelux’s policies regarding the protection or authorized external disclosure of information regarding Genelux).

In addition, it is the policy of Genelux that no employee, director or consultant of Genelux (or any other person subject to this policy) who, in the course of working for Genelux, learns of or is otherwise aware of material nonpublic information about another publicly traded company with which Genelux does business, including a partner or collaborator of Genelux, may trade in that company’s securities until the information becomes public or is no longer material.

There are no exceptions to this policy, except as specifically noted above or below.

Transactions Subject to this Policy

This policy applies to all transactions in securities issued by Genelux, as well as derivative securities that are not issued by Genelux, such as exchange-traded put or call options or swaps relating to Genelux’s securities. Accordingly, for purposes of this policy, the terms “trade,” “trading” and “transactions” include not only purchases and sales of Genelux’s common stock in the public market but also any other purchases, sales, transfers or other acquisitions and dispositions of common or preferred equity, options, warrants and other securities (including debt securities) and other arrangements or transactions that affect economic exposure to changes in the prices of these securities.

Persons Subject to this Policy

This policy applies to you and all other employees, directors and consultants of Genelux and its subsidiaries. This policy also applies to members of your immediate family, persons with whom you share a household, persons who are your economic dependents and any other individuals or entities whose transactions in securities you influence, direct or control (including, e.g., a venture or other investment fund, if you influence, direct or control transactions by the fund). The foregoing persons who are deemed subject to this policy are referred to in this policy as “Related Persons.” You are responsible for making sure that your Related Persons comply with this policy.

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Material Nonpublic Information

Material information

It is not always easy to figure out whether you are aware of material nonpublic information. Information is nonpublic if it has not been disclosed generally to the market or to the investing public. But there is one important factor to determine whether nonpublic information you know about a public company is material: whether the information could be expected to affect the market price of that company’s securities or to be considered important by investors who are considering trading that company’s securities. If the information makes you want to trade, it would probably have the same effect on others. Keep in mind that both positive and negative information can be material.

There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by relevant enforcement authorities with the benefit of hindsight. Depending on the specific details, the following items may be considered material nonpublic information until publicly disclosed within the meaning of this policy. There may be other types of information that would qualify as material information as well; use this list merely as a non-exhaustive guide:

●	Clinical developments;

●	Financial results or forecasts;

●	Regulatory developments, including developments with the U.S. Food and Drug Administration and similar foreign agencies;

●	New products or product candidates;

●	Establishment of, or developments in, strategic partnerships, joint ventures or similar collaborations;

●	Communications with government agencies;

●	Strategic plans;

●	Potential mergers, acquisitions, tender offers or the sale of assets of the Company or a subsidiary thereof;

●	Potential acquisitions of additional product candidates or technology;

●	Significant write-offs;

●	Notice of issuance of patents, the acquisition of other material intellectual property rights or other significant intellectual property developments;

●	Significant changes or developments in the biopharmaceutical industry or technological innovations;

●	New major customers, licensors, contracts, orders, vendors, or finance sources, or the loss thereof;

●	Significant changes or developments in supplies;

●	Significant pricing changes;

●	Events regarding the Company’s securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits, public or private equity/debt offerings, or changes in Company dividend policies or amounts);

●	Significant changes in control or senior management;

●	Significant changes in compensation policy;

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●	Bankruptcies or receiverships;

●	Actual or threatened major litigation, or a major development in or the resolution of such litigation; and

●	Change in auditors or a notification that the Company can no longer rely on an auditor’s report.

When information is considered public

The prohibition on trading when you have material nonpublic information lifts once that information becomes publicly disseminated. But for information to be considered publicly disseminated, it must be widely disseminated through a press release, a filing with the Securities and Exchange Commission (the “SEC”), or other widely disseminated announcement. Once information is publicly disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. Generally speaking, information will be considered publicly disseminated for purposes of this policy only after one full trading day has elapsed since the information was publicly disclosed. For example, if we announce material nonpublic information before trading begins on Wednesday, then you may execute a transaction in our securities on Thursday; if we announce material nonpublic information after trading ends on Wednesday, then you may execute a transaction in our securities on Friday. Depending on the particular circumstances, Genelux may determine that a longer or shorter waiting period should apply to the release of specific material nonpublic information.

Quarterly Trading Blackouts

Because the directors, officers and certain members of management and consultants of Genelux who have been notified of their designation, who we refer to as our “Covered Insiders”, are most likely to have regular access to material nonpublic information about Genelux, we require them to do more than refrain from insider trading. To minimize even the appearance of insider trading among our Covered Insiders, we have established “quarterly trading blackout periods” during which our Covered Insiders and their Related Persons—regardless of whether they are aware of material nonpublic information or not—may not conduct any trades in Genelux securities. That means that, except as described in this policy, Covered Insiders and their Related Persons will be able to trade in Genelux securities only during limited open trading window periods that generally will begin after one full trading day has elapsed since the public dissemination of Genelux’s annual or quarterly financial results and end at the beginning of the next quarterly trading blackout period. Of course, even during an open trading window period, you may not (unless an exception applies) conduct any trades in Genelux securities if you are otherwise in possession of material nonpublic information.

For purposes of this policy, each “quarterly trading blackout period” will generally begin at the conclusion of each fiscal quarter and end after one full trading day has elapsed since the public dissemination of Genelux’s financial results for that quarter. Please note that the quarterly trading blackout period may commerce early or may be extended if, in the judgment of the Chief Executive Officer, there exists undisclosed information that would make trades by Covered Insiders inappropriate. It is important to note that the fact that the quarterly trading blackout period has commenced early or has been extended should be considered material nonpublic information that should not be communicated to any other person.

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A Covered Insider who believes that special circumstances require him or her to trade during a quarterly trading blackout period should consult the Chief Executive Officer. Permission to trade during a quarterly trading blackout period will be granted only where the circumstances are extenuating, the Chief Executive Officer concludes that the person is not in fact aware of any material nonpublic information relating to Genelux or its securities, and there appears to be no significant risk that the trade may subsequently be questioned.

Event-Specific Trading Blackouts

From time to time, an event may occur that is material to Genelux and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Chief Executive Officer may not trade in Genelux’s securities. In that situation, Genelux will notify the designated individuals that neither they nor their Related Persons may trade in the Genelux’s securities. The existence of an event-specific trading blackout should also be considered material nonpublic information and should not be communicated to any other person. Even if you have not been designated as a person who should not trade due to an event- specific trading blackout, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading blackout.

The quarterly and event-driven trading blackouts do not apply to those transactions to which this policy does not apply, as described under the heading “Exceptions to this Policy” below.

Exceptions to this Policy

This policy does not apply in the case of the following transactions, except as specifically noted:

1. Option Exercises. This policy does not apply to the exercise of options granted under Genelux’s equity compensation plans for cash or, where permitted under the option, by a net exercise transaction with the Company. This policy does, however, apply to any sale of stock as part of a broker-assisted cashless exercise or any other market sale, whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.

2. Tax Withholding Transactions. This policy does not apply to the surrender of shares directly to Genelux to satisfy tax withholding obligations as a result of the issuance of shares upon vesting or exercise of restricted stock units, options or other equity awards granted under Genelux’s equity compensation plans. Of course, any market sale of the stock received upon exercise or vesting of any such equity awards remains subject to all provisions of this policy whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.

3. ESPP. This policy does not apply to the purchase of stock by employees under Genelux’s 2021 Employee Stock Purchase Plan (“ESPP”) on periodic designated dates in accordance with the ESPP. This policy does, however, apply to any sale of stock acquired pursuant to the ESPP.

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4. 10b5-1 Automatic Trading Programs. Under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), employees, directors and consultants may establish a trading plan under which a broker is instructed to buy and sell Genelux securities based on pre-determined criteria (a “Trading Plan”). So long as a Trading Plan is properly established, purchases and sales of Genelux securities pursuant to that Trading Plan are not subject to this policy. To be properly established, an employee’s, director’s or consultant’s Trading Plan must be established in compliance with the requirements of Rule 10b5-1 of the Exchange Act and any applicable 10b5-1 trading plan guidelines of Genelux at a time when they were unaware of any material nonpublic information relating Genelux and when Genelux was not otherwise in a trading blackout period. Moreover, all Trading Plans must be reviewed and approved by Genelux before being established to confirm that the Trading Plan complies with all pertinent company policies and applicable securities laws.

5. Gifts. This policy does not apply to bona fide gifts of Genelux securities that have been pre-cleared by Genelux’s Chief Executive Officer or his or her designee. Whether a gift is truly bona fide will depend on the facts and circumstances surrounding each gift. Pre- clearance must be obtained in advance of the proposed gift, and pre-cleared gifts not completed within five business days will require new pre-clearance. Genelux may choose to shorten this period.

Special and Prohibited Transactions

1. Inherently Speculative Transactions. No Genelux employee, director or consultant may engage in short sales, transactions in put options, call options or other derivative securities on an exchange or in any other organized market, or in any other inherently speculative transactions with respect to Genelux’s stock.

2. Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a Genelux employee, director or consultant to continue to own Genelux’s securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the Genelux employee, director or consultant may no longer have the same objectives as Genelux’s other shareholders. Therefore, Genelux employees, directors and consultants are prohibited from engaging in any such transactions.

3. Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Genelux’s securities, Genelux employees, directors and consultants are prohibited from holding Company Securities in a margin account or otherwise pledging Genelux’s securities as collateral for a loan.

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4. Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Trading Plans, as discussed above) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a Genelux employee, director or consultant is in possession of material nonpublic information. Genelux therefore discourages placing standing or limit orders on Genelux’s securities. If a person subject to this policy determines that they must use a standing order or limit order (other than under an approved Trading Plan as discussed above), the order should be limited to short duration and the person using such standing order or limit order is required to cancel such instructions immediately in the event restrictions are imposed on their ability to trade pursuant to the “Quarterly Trading Blackouts” and “Event-Specific Trading Blackouts” provisions above.

Pre-Clearance and Advance Notice of Transactions

In addition to the requirements above, Covered Insiders who have been notified that they are subject to pre-clearance requirements face a further restriction: Even during an open trading window, they may not engage in any transaction in Genelux’s securities without first obtaining pre-clearance of the transaction from Genelux’s Chief Executive Officer or his or her designee in advance of the proposed transaction. The Chief Executive Officer or his or her designee will then determine whether the transaction may proceed and, if so, will direct the Compliance Coordinator (as identified in Genelux’s Section 16 Compliance Program) to help comply with any required reporting requirements under Section 16(a) of the Exchange Act. Pre-cleared transactions not completed within five business days will require new pre-clearance. Genelux may choose to shorten this period.

Persons subject to pre-clearance must also give advance notice of their plans to exercise an outstanding stock option to the Chief Executive Officer. Once any transaction takes place, the officer, director or applicable member of management must immediately notify the Compliance Coordinator and any other individuals identified under the heading “Notification of Execution of Transaction” in Genelux’s Section 16 Compliance Program so that Genelux may assist in any Section 16 reporting obligations.

If a Covered Insiders seeks pre-clearance and the request is denied by Genelux’s Chief Executive Officer, then he or she should refrain from engaging in any transaction in the Genelux’s securities, and should not inform any other person of the restriction. Moreover, pre-clearance does not, in any circumstance, relieve anyone of his or her legal obligation to refrain from trading while in possession of material nonpublic information. In other words, even if pre-clearance is received, if the requesting person becomes aware of material nonpublic information or becomes subject to a blackout period or event-specific trading restriction (as discussed below), the transaction may not be completed. Pre-clearance of a transaction is valid only for the two (2) Trading Day period immediately following receipt by the Covered Insiders of such pre-clearance.

The Covered Insiders who have a reporting obligation under Section 16 of the Exchange Act shall also notify Genelux’s Chief Executive Officer of the occurrence of any purchase, sale or other acquisition or disposition of Genelux securities as soon as possible following the transaction, but in any event within one Trading Day after the transaction. Such notification must be in writing (including by e-mail) and should include the identity of the Covered Insiders, the type of transaction, the date of the transaction, the number of shares involved and the purchase or sale price.

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For both the “Pre-Clearance Procedures” section above and this “Post-Transaction Notice” section, a purchase, sale or other acquisition or disposition shall be deemed to occur at the time the person or entity becomes irrevocably committed to it (for example, in the case of an open market purchase or sale, this occurs when the trade is executed, not when it settles).

Short-Swing Trading, Control Stock and Section 16 Reports

Officers and directors subject to the reporting obligations under Section 16 of the Exchange Act should take care to avoid short-swing transactions (within the meaning of Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms 3, 4 and 5), which are described in Genelux’s Section 16 Compliance Program, and any notices of sale required by Rule 144.

Policy’s Duration

This policy continues to apply to your transactions in Genelux’s securities or the securities of other public companies engaged in business transactions with Genelux even after your relationship with Genelux has ended. If you are aware of material nonpublic information when your relationship with Genelux ends, you may not trade Genelux’s securities or the securities of other applicable companies until the material nonpublic information has been publicly disseminated or is no longer material. Further, if you leave Genelux during a trading blackout period, then you may not trade Genleux’s securities or the securities of other applicable companies until the trading blackout period has ended.

Dealing in Securities of Other Companies

If you have material nonpublic information, about a company other than Genelux, the same insider trading rules outlined above apply to buying and selling securities of that company. Engaging in insider trading on those securities will be considered a violation of this policy.

Individual Responsibility

Persons subject to this policy have ethical and legal obligations to maintain the confidentiality of information about Genelux and to not engage in transactions in Genelux’s securities while aware of material nonpublic information. Each individual is responsible for making sure that he or she complies with this policy, and that any family member, household member or other person or entity whose transactions are subject to this policy, as discussed under the heading “Persons Subject to this Policy” above, also comply with this policy. In all cases, the responsibility for determining whether an individual is aware of material nonpublic information rests with that individual, and any action on the part of Genelux or any employee or director of Genelux pursuant to this policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by Genelux for any conduct prohibited by this policy or applicable securities laws. See “Penalties” below.

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Penalties

Anyone who engages in insider trading or otherwise violates this policy may be subject to both civil liability and criminal penalties, including being sentenced to a substantial jail term and required to pay a criminal penalty of several times the amount of profits gained or losses avoided.

In addition, violators also risk disciplinary action by Genelux, up to and including termination of employment. Anyone who has questions about this policy should contact their own attorney or Genelux’s Compliance Officer.

Amendments

Genelux is committed to continuously reviewing and updating its policies and procedures. Genelux therefore reserves the right to amend, alter or terminate this policy at any time and for any reason. A current copy of the Genelux’s policies regarding insider trading may be obtained by contacting Genelux’s Compliance Officer.

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